EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of June 26, 2025 (the “Effective Date”), is by and between Resources Connection, Inc., a Delaware corporation (the “Company”) and the persons and entities set forth on Exhibit A hereto (the “Circumference Group,” and, for clarity and as applicable, including each member thereof, including Jeff Fox “Fox”) acting individually). Capitalized terms used in this Agreement shall have the meanings set forth herein.

RECITALS

WHEREAS, as of the date hereof, the Circumference Group is the Beneficial Owner of 1,289,243 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) or approximately 3.9% of the 33,069,276 shares of Common Stock publicly disclosed by the Company as issued and outstanding as of March 26, 2025;

WHEREAS, the Circumference Group has identified Fox as a potential candidate to serve as a member of the Company’s Board of Directors, and, after due consideration, the Company agrees to appoint Fox to its Board of Directors as provided herein; and

WHEREAS, in connection with the foregoing, the Company and the Circumference Group have determined to come to an agreement with respect to such matters and other related matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           Board Matters. As promptly as practicable following the Effective Date, and in any event within five Business Days of the Effective Date, the Board shall take such actions as are necessary to (1) increase the size of the Board of Directors by one, (2) appoint Fox as a director of the Board, as an independent director, in the class with an initial term expiring at the Company’s 2027 Annual Meeting of Stockholders and (3) appoint Fox to the Compensation Committee of the Board. Without limiting the foregoing, Fox shall be considered for membership on other committees of the Board in the same manner as other independent members of the Board. Fox will at all times be entitled to the same director benefits as other members of the Board, including (a) compensation for such directors’ service as directors and reimbursement of such directors’ expenses on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of

Company as such rights may exist from time to time; and (d) the right to attend the meetings of Board committees that he is not a member of and receive the meeting materials for such committees on the same terms and conditions as all other independent directors. In the event that the Board declassifies prior to the Termination Date such that the Board seat occupied by Fox is up for election at the 2026 Annual Meeting of Stockholders, the Board and all committees thereof shall (i) take all necessary action to cause Fox to be renominated for election to the Board on the Company’s slate at the 2026 Annual Meeting of Stockholders and included in the Company’s proxy statement with a recommendation that stockholders vote in favor of Fox’s re-election to the Board (which recommendation shall not be changed), and (ii) use reasonable efforts (which shall not in any circumstance be less than the efforts made by the Company and the Board with respect to other candidates recommended for election to the Board by the Company at the 2026 Annual Meeting of Stockholders) to cause the re-election of Fox to the Board at the 2026 Annual Meeting of Stockholders (including by soliciting proxies in favor of Fox’s election to the Board to at least the same degree as proxies are solicited with respect to other candidates recommended for election to the Board by the Company at the 2026 Annual Meeting of Stockholders).

2.           Additional Agreements.

(a)    Affiliates and Associates. The Circumference Group agrees (A) to cause its Affiliates and Associates (each as defined below) to comply with the terms of this Agreement and (B) that it shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of any member of the Circumference Group, if such Affiliate or Associate is not a Party, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate were a Party to the same extent as the Circumference Group.

    (b)     Voting. Until the Termination Date (subject to the Company having complied with the first sentence of Section 1), the Circumference Group agrees that it shall, and shall cause each of its Affiliates and Associates to, appear in person or by proxy or participate virtually at each annual or special meeting of the stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof (each, a “Stockholder Meeting”) and vote (or consent with respect to) all Voting Securities which the Circumference Group or such Affiliate or Associate has the right or ability to vote at such meeting (or, in the case of action by written consent, provide consents) (A) in favor of the nominees for director recommended by the Board, against or withhold from voting or consenting in favor of the election of any nominee for director not approved, recommended and nominated by the Board for election at any such meeting, and (unless recommended by the Board) against any removal of any director of the Board, and (B) in accordance with the Board’s recommendation with respect to any other matter presented at such meeting or for action by written consent; provided, however, that (x) if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends a vote (or the giving or withholding of a consent) inconsistent with the recommendation of the Board at any annual or special meeting of (or in respect of an action for written consent by) the Company’s stockholders with respect to (1) the Company’s “say-on-pay”

proposal or (2) any other proposal (other than the election or removal of directors), then the Circumference Group and its Affiliates and Associates shall be permitted to vote (or give or withhold consents) in accordance with the recommendation of ISS or Glass Lewis, and (y) the Circumference Group and its Affiliates and Associates shall be permitted to vote (or give or withhold consents) in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction (as defined below).

(c)           Standstill. Until the Termination Date (subject to the Company having complied with the first sentence of Section 1), the Circumference Group will not, and will cause each of its Affiliates and Associates to not, directly or indirectly, in any manner:

        (i) (A) acquire, or offer, seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act (as defined below)), through swap or hedging transactions, other Synthetic Positions or otherwise (the taking of any such action, an “Acquisition”), Beneficial Ownership (including notional shares associated with any Derivatives or other Synthetic Positions) of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the Circumference Group or any of its Affiliates and Associates holds, directly or indirectly, in excess of 9.9% of the Voting Securities, or (B) acquire, or offer, seek or agree to acquire, whether by purchase or otherwise, any interest in any indebtedness of the Company;
        (ii) (A) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board or (unless the Board recommends in favor of such removal) take any action in respect of the removal of any director, (B) seek or knowingly encourage any person to submit any nomination in furtherance of a “contested solicitation” or the election or removal of any director (in each case other than pursuant to Section 1), (C) submit, or seek or knowingly encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, (D) request, or knowingly initiate, knowingly encourage or participate in any request, to call a Stockholder Meeting, (E) publicly seek to amend any provision of the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws (the “Bylaws”) or other governing documents of the Company (each as may be amended from time to time), or (F) take any action similar to the foregoing with respect to any subsidiary of the Company;
(iii) solicit any proxy, consent or other authority to vote of stockholders (other than from Circumference Group and its Affiliates and Associates with respect to shares of Voting Securities which the Circumference Group or such Affiliate or Associate has the right or ability to vote) or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting

Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, knowingly encourage any person (other than the Company or, solely with respect to shares of Voting Securities which the Circumference Group or such Affiliate or Associate has the right or ability to vote, the members of the Circumference Group and its Affiliates and Associates) to conduct (or seek to influence any person other the Company or its Affiliates or Associates in the conduct of), any “solicitation” of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter); provided, however, that the foregoing shall not restrict the Circumference Group or its Affiliates or Associates from stating how they intend to vote with respect to an Extraordinary Transaction, if any, that has been publicly submitted for the approval of the Company’s stockholders and the reasons therefor;
    (iv) (A) grant any proxy, consent or other authority to vote with respect to any matters for any Stockholder Meeting or (B) deposit any securities of the Company in any voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of any such securities of the Company, in each case of clauses (A) and (B) other than (1) customary brokerage accounts, margin accounts, prime brokerage accounts and similar accounts (in each case so long as the Circumference Group or its Affiliates or Associates retains control with respect to the securities deposited in such accounts), (2) granting any proxy, consent or other authority to vote in any solicitation approved by the Board and consistent with the recommendation of the Board, and (3) granting any proxy, consent or other authority to vote in any solicitation in connection with any matter for which the Circumference Group or its Affiliates or Associates retains voting discretion pursuant to, and in accordance with, Section 2(b);
    (v) knowingly encourage, advise or seek to influence any person, or knowingly assist any person in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no,” or similar campaign), in each case other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter or otherwise in connection with an Extraordinary Transaction that has been publicly submitted for the approval of the Company’s stockholders; provided, however, that the foregoing shall not restrict the Circumference Group or its Affiliates or Associates from stating how they intend to vote with respect to an Extraordinary Transaction, if any, that has been publicly submitted for the approval of the Company’s stockholders and the reasons therefor;
    (vi) without the prior written approval of the Company, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose, suggest or recommend publicly (or in a manner such that the Circumference Group is required under applicable law, rule or regulation to disclose publicly) or participate in, effect or seek to effect any Extraordinary Transaction or knowingly encourage any other third party to participate in, effect or seek to effect any Extraordinary Transaction; provided, that nothing in this Section 2(a)(vi) shall be interpreted to prohibit the Circumference Group from (1) proposing, suggesting or recommending any Extraordinary Transaction privately to the Company so long as any such action is not publicly disclosed by the Circumference Group (and is made by the Circumference Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Circumference Group or any other person), (2) stating how they intend to vote with respect to an Extraordinary Transaction, if any, that has been publicly submitted for the approval of the Company’s stockholders and the reasons therefor or (3) tendering shares, receiving consideration or other payment for shares, or otherwise participating in any publicly announced Extraordinary Transaction on the same basis as other stockholders of the Company;
    (vii) form, join, encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes all or some of the members of the Circumference Group or its Affiliates or Associates, but does not include any other entities or persons that are not members of the Circumference Group as of the date hereof; provided that nothing herein shall limit the ability of an Affiliate of the Circumference Group to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);
    (viii) make or publicly advance any request or proposal to amend, modify or waive any provision of this Agreement, or (other than in connection with any legal proceeding that was not initiated by Circumference Group or its Affiliates or Associates) take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided that the Circumference Group may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the Circumference Group and is made by the Circumference Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Circumference Group or any other person;
    (ix) make a request for a list of the Company’s stockholders or for any books and records of the Company pursuant to Section 220 of the General Corporation Law of the State of Delaware (the “DGCL”) or any other statutory or regulatory provisions providing for stockholder access to books and records; provided that Fox shall not be prohibited from making any such request in his capacity as a director of the Company;
(x)   make any public proposal with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement or (B) any other change to the Board or the Company’s management, or corporate or governance structure;

    (xi) enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or (in each case, intentionally) encourage, assist, solicit or seek to cause any person to undertake any action inconsistent with this Section 2.
(d) Exemptions. Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 2 shall not be deemed to restrict the Circumference Group from: (i) communicating privately with the Board or any of the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel or outside legal counsel regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating privately with stockholders of the Company and others in a manner that would not reasonably be expected to otherwise violate this Section 2 or Section 5, or (iii) taking any action necessary to comply with any Legal Requirement (provided that such Legal Requirement did not result from any violation of this Agreement or other voluntary action by the Circumference Group). Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way Fox in the exercise of his fiduciary duties under applicable law as a director of the Company.
3.     Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles), and (c) this Agreement does not violate or constitute a default under (i) any term or condition of any agreement to which such Party or any of its Affiliates or Associates is a party or by which such Party or any of its Affiliates or Associates may otherwise be bound, (ii) any law, rule, license, regulation, judgment, order or decree governing or affecting such Party or any of its Affiliates or Associates or (iii) the organizational documents of such Party.

4.     Representations, Warranties and Covenants of the Circumference Group. The Circumference Group represents, warrants and covenants to the Company that (a) as of the date of this Agreement, the Circumference Group collectively Beneficially Owns and is entitled to vote an aggregate of 1,289,243 shares of Common Stock, (b) except as set forth in the preceding clause (a), as of the date of this Agreement, the Circumference Group does not have, and does not have any right to acquire, any interest in any indebtedness or other securities of the Company, or a Synthetic Position (as defined below), (c) the Circumference Group has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to the Fox in connection with such person’s appointment to, or service as a director on, the Board (it being understood for the avoidance of doubt that Fox is entitled to compensation from Circumference Group in connection with his role as CEO and founder of, and an investor in, Circumference Group), and (d) the Circumference Group has not been party to, and is not and will not become party to, any agreement, arrangement or understanding (whether written or oral) with Fox with respect to Fox’s conduct as a director on the Board, including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director (it being understood for the avoidance of doubt that Fox is entitled to compensation from Circumference Group in connection with his role as CEO and founder of, and an investor in, Circumference Group), except for customary indemnification obligations to Fox in his capacity as an employee of a member of the Circumference Group.

5.     Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, until the Termination Date (subject to the Company having complied with the first sentence of Section 1), or if earlier, until such time as the other Party or any of its Representatives (as defined below) shall have breached this Section 5, neither it nor any of its Representatives shall in any way make or cause to be made any public statement or public announcement that constitutes an ad hominem attack on, or otherwise disparages or defames the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current or former officer of a Party or a Parties’ subsidiaries, in each case solely in connection with their service in such capacities), directors (including any current or former director of a Party or a Parties’ subsidiaries, in each case solely in connection with their service in such capacities) or employees (solely in connection with their service in such capacities) (or attorneys or Representatives solely in the context of their representation of a Party in connection with the subject matter of this Agreement), or any of their practices, procedures, businesses, business operations, products or services, in any manner. The foregoing shall not prevent the making of any factual statement in connection with any compelled testimony or production of information by Legal Requirement or in response to any other request for information from any governmental authority or (subject to other terms and conditions of this Agreement) to the extent required under federal securities laws.
6.    No Litigation. Each Party agrees that, until the Termination Date (subject to the Company having complied with the first sentence of Section 1), it shall not institute, solicit, join as a party or knowingly assist a non-governmental third party in any lawsuit, claim or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party or any of their respective current or former directors or officers (solely in connection with their service in such capacities), except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by or on behalf of one Party or its Affiliates against the other Party or its Affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party. Notwithstanding anything to the contrary herein, this Section 6 shall not prohibit (x) the Circumference Group or its Representatives from exercising statutory appraisal rights, if any, with respect to the Company or (y) Fox, solely in his capacity as a director, from exercising any rights to access books and records.
7.    Confidentiality.
(i)    The Circumference Group agrees to hold all Confidential Information (as defined below) in confidence and will not disclose or divulge any Confidential Information to any person other than as provided below or with the Company’s prior written consent. The Circumference Group will not use any Confidential Information for any purpose other than in connection with its investment in the Company or the enforcement of its rights and compliance with its obligations under this Agreement. For purposes of this Agreement, the term “Confidential

Information” shall mean any and all information provided to the Circumference Group concerning or relating to the Company or any of its subsidiaries, Affiliates or Associates that is furnished (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company or the Company’s Representatives on or after the date of this Agreement, together with all notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof to the extent (and solely to the extent) containing, referring to, based upon or derived from such information, in whole or in part; provided that, any information provided to Fox in his capacity as a director of the Company that is not communicated to any other Representatives of Circumference Group or its Affiliates and Associates (“Fox Information”) shall be deemed not to be “Confidential Information.” The term “Confidential Information” shall additionally not include such information that (A) was provided to or made available to (or on or after the date hereof is provided or made available to) the Circumference Group or any Circumference Group Representative (acting on behalf of the Circumference Group) or a Circumference Group Affiliate or Associate on a non-confidential basis prior to it being furnished to the Circumference Group by or on behalf of the Company or any Company Representative from a source not known, after reasonable inquiry, to bound by an agreement or obligation of confidentiality with respect to such information, (B) is or becomes generally available to the public other than as a result of a disclosure by the Circumference Group or any of their respective Affiliates or Associates or any Circumference Group Representative in violation of this Agreement, or (C) has been or is independently developed by the Circumference Group or any of its Affiliates or Associates or any Circumference Group Representative without the use of or reference to any Confidential Information. Notwithstanding anything to the contrary in this Agreement or in any of the Company’s policies, Fox may, to the extent he desires to do so, provide Fox Information to any Circumference Group Representative for the purpose of advising Circumference Group on its investment in the Company or advising Circumference Group as to its rights and obligations under this Agreement, and may discuss such Fox Information and Confidential Information with such persons for such purposes, provided that any such Circumference Group Representative provided with any such information (to the extent that it constitutes Confidential Information) shall be directed to comply with the terms of this Section 7 and, in any event, Circumference Group shall be responsible for any non-compliance with this Section 7 by any Circumference Group Representative who is provided with such information. Circumference Group shall take all reasonable measures to restrain each Circumference Group Representative from prohibited or unauthorized disclosure or use of the Confidential Information. In furtherance, and not in limitation, of the foregoing, the Circumference Group shall, and shall instruct each Circumference Group Representative to, use all reasonable and prudent efforts to protect and safeguard the Confidential Information from disclosure to at least the same extent such person does so with respect to Circumference Group’s confidential information and be directed to comply with the terms of this Section 7. It is understood and agreed that Fox shall not disclose to the Circumference Group or any Circumference Group Representative any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which such disclosure may constitute waiver of the Company’s attorney-client privilege or attorney work-product privilege; provided that any such privileged communications or Legal Advice are plainly identified as such (or would reasonably be considered as such) when disclosed to Fox. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel to the Company or its Affiliates or the Board and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work-product privilege. The Company shall not adopt or maintain any policy that restricts (and shall cause appropriate exemptions to be made to any policy that would otherwise restrict) the ability of Fox to communicate any Fox Information (including Board information) to Circumference Group.
(ii) In the event that the Circumference Group or any Circumference Group Representative becomes legally compelled (including pursuant to any request or demand of or by a regulatory authority having jurisdiction over the Circumference Group or such Circumference Group Representative) to disclose any Confidential Information, the Circumference Group and the Circumference Group Representatives, as applicable, will as promptly as practicable notify (except where such notice would be legally prohibited) the Company of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7 and, the Circumference Group and the Circumference Group Representatives (as the case may be) will provide such reasonable cooperation as the Company shall reasonably request at the Company’s sole cost and expense. If, in the absence of a protective order or the receipt of a waiver hereunder, the Circumference Group or such Circumference Group Representative is nonetheless, based on the advice of the Circumference Group’s or the Circumference Group Representatives’ legal counsel, required to disclose any such information, Circumference Group or such Circumference Group Representative, as the case may be, (i) may disclose, without liability hereunder, only that portion of the Confidential Information that the Circumference Group or such Circumference Group Representative is advised by legal counsel is legally required to disclose and (ii) shall, unless otherwise required by law or regulation, exercise all reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information to be disclosed. In no event will the Circumference Group or any Circumference Group Representative oppose action by the Company to obtain a protective order or other remedy to prevent the disclosure of Confidential Information or to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring Circumference Group or any Circumference Group Representative to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, any of them or any of their respective Affiliates or Associates would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company or the securities of any other company or otherwise proposing or making an offer to do any of the foregoing, or any of them would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules and regulations promulgated thereunder. In the event that Circumference Group or any Circumference Group Representative is requested to disclosure Confidential Information to a regulatory authority with jurisdiction over it pursuant to a routine proceeding not known by Circumference Group or such Circumference Group Representative to be specifically targeting the Company, the Circumference Group and the Circumference Group Representatives may disclose such information pursuant to such request, without liability and without following the procedures set forth in this clause (ii).

(iii) The Circumference Group (other than Fox in his capacity as a director of the Company) acknowledges that (except as may be set forth in a subsequent written agreement between the Company or its Affiliate on the one hand, and a member of Circumference Group on the other hand) (i) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information and (ii) none of the Company or any of its Representatives shall have any liability to the Circumference Group, any Circumference Group Representative or any of their respective Affiliates or Associates relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom; provided, however, that the foregoing will not limit the Company’s liability to the extent such information was disclosed publicly by the Company. For the avoidance of doubt, nothing in the foregoing shall be construed to apply to limit the rights of Fox under or in connection with Section 141(e) of the Delaware General Corporation Law.
(iv) All Confidential Information shall remain the property of the Company. No other person shall by virtue of any disclosure of and/or use of any Confidential Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company. At any time after the Termination Date (or, if earlier, after Fox is no longer serving on the Board), the Circumference Group shall, and shall cause Fox to, promptly, upon written request by the Company, return to the Company or destroy all hard copies of the Confidential Information and use commercially reasonable efforts to erase or delete (to the extent practicable) all electronic copies of the Confidential Information in their or any of the Circumference Group Representatives’ possession or control (and, upon the request of the Company, shall confirm to the Company in writing (email being sufficient) that such Confidential Information has been erased or deleted, as the case may be); provided, however, that the Circumference Group and the Circumference Group Representatives shall be entitled to retain copies of the Confidential Information to the extent required by applicable law or regulation, professional obligation or by its bona fide internal compliance policies; provided, further, that such Confidential Information is not accessible in the ordinary course of business and is not accessed except as required for ordinary course back-up purposes (it being understood that the confidentiality obligations (but not, for the avoidance of doubt, any use restrictions or other obligations) set forth in this Section 7 shall survive for a period of two years following the Termination Date).
(v) For so long as Fox is on the Board, the Circumference Group agrees that it will not, and will cause the other Circumference Group Affiliates not to, trade in any Voting Securities or other securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities of the Company (collectively, “Securities”) except during open “windows” under the Company’s insider trading policy during which other Company directors are generally allowed to trade in Securities of the Company pursuant to the terms of the Company’s insider trading policy (it being understood the foregoing shall not modify or provide an exception to the terms of the Company’s insider trading policies which prohibit trading (even in an open window) by an individual while such person is in possession of material nonpublic information). The Company will promptly notify Circumference Group of the commencement or termination of each Company blackout period that is not a regularly scheduled quarterly blackout period under the Company’s insider trading policy. The Company shall ensure at all times that the policies of the Company and the Board shall not prohibit Circumference Group from trading in any securities that are not Company securities (to the extent that the Circumference Group is not then in possession of material non-public information regarding such security from the Company).
(vi) The Circumference Group hereby each acknowledges that each it is aware that the United States securities laws may prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
(vii)     Without limiting and subject to compliance with Section 2 hereof, nothing in this Section 7 shall prevent Circumference Group from including any Confidential Information in the background section of (or pursuant to the form requirements for) a proxy statement or in a Schedule 13D or Schedule 13G or any other securities filing (or an amendment to any of the foregoing filings) to the extent that Circumference Group is advised by outside counsel that such information is required to be included in such filing by applicable securities laws or in response to a comment on any such filing from the SEC.
(viii)    The obligations of the “Circumference Group” set forth in this Section 7 (including for the avoidance of doubt the obligations set forth in this Section 7 with respect to the confidentiality, disclosure and use of Confidential Information) shall not apply to Fox, and where this Section 7 requires Circumference Group to take (or not take) actions with respect to Circumference Group’s Representatives, such obligations shall not be deemed to require the Circumference Group to take (or not take) such actions with respect to Fox. Fox acknowledges that as a director of the Company, he will have fiduciary duties in respect of the Company, including a duty of confidentiality; however, the Parties agree that such duties do not, and shall not be interpreted to, restrict the ability of Fox to communicate to Circumference Group Fox Information that does not constitute Legal Advice in compliance with this Section 7.
8.    Press Release; Communications. Promptly following the execution of this Agreement, the Company shall issue the press release in the form attached hereto as Exhibit B (the “Press Release”). Neither the Company nor the Circumference Group shall make or cause to be made, and the Company and the Circumference Group shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. Each of the Circumference Group and the Company acknowledges and agrees that the Company shall file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. The Circumference Group shall be given a reasonable opportunity to review and comment on the disclosure related hereto in any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to this Agreement, and the Company shall give reasonable good faith consideration to any comments of the Circumference Group.
9.    Expenses. Within five Business Days following the date of this Agreement, the Company will pay to the Circumference Group the amount that has been separately agreed by their counsels in writing as deemed reimbursement in full for the reasonable and documented out-of-pocket costs and expenses incurred by the Circumference Group prior to the date hereof in connection with the subject matter of this Agreement. Except as set forth in the preceding sentence, each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.
10.    Termination. This Agreement shall terminate on the earliest to occur of (a) thirty (30) calendar days prior to the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2027 Annual Meeting of Stockholders, (b) thirty (30) calendar days prior to the second anniversary of the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2025 Annual Meeting of Stockholders, (c) the closing of an Extraordinary Transaction, and (d) thirty (30) calendar days following the earlier of (i) the later of (A) the Company’s 2026 Annual Meeting of Stockholders and (B) any resignation by Fox from the Board, (ii) the removal of Fox from the Board or (iii) the Board making any proposal to remove Fox from the Board (the effective date of termination pursuant to the applicable of clause (a) through clause (d), the “Termination Date”). Notwithstanding the foregoing, the provisions of Section 9 through Section 22 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.
11.    Certain Defined Terms. For purposes of this Agreement:
    (a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement (except with respect to Section 7 of this Agreement, but only for so long as they so remain Affiliates); provided, however, that this term shall refer only to Affiliates controlled by the Company or the members of the Circumference Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Circumference Group shall not be Affiliates of the Company and its Affiliates and the Company shall not be Affiliates of the members of the Circumference Group.
(b) “Associate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Associate of any person or entity referred to in this Agreement (except with respect to Section 7 of this Agreement, but only for so long as they so remain Associates); provided, however, that this term shall refer only to Associates controlled by the Company or the members of the Circumference Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Circumference Group and its Associates shall not be Associates of the Company and the Company and its Associates shall not be Associates of the members of the Circumference Group.
(c) “Beneficial Ownership” means having the right or ability to vote, cause to be voted or control or direct the voting of any Voting Securities (in each case whether directly or indirectly, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided that a person shall be deemed to have “Beneficial Ownership” of any Voting

Securities that such person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (“Exercise”) under or pursuant to (i) any Derivative (whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities. A person shall be deemed to be the “Beneficial Owner” of, or to “Beneficially Own,” any securities that such person has Beneficial Ownership of.
(d) “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law.
(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).
(f) “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, disposition, business combination, sale, recapitalization, restructuring, liquidation, dissolution or other transaction with a person that, in each case, results in a change in control of the Company or the sale of substantially all of its assets.
(g) “Party” means the Company and the Circumference Group, individually, and “Parties” means the Company and the Circumference Group, collectively.
(h) “person” has the meaning ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder.
(i) “Representatives” means a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of, such person or its Affiliates and Associates.
(j) “SEC” means the U.S. Securities and Exchange Commission.
(k) “Synthetic Position” means any option, warrant, convertible security, stock appreciation right or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (i) it conveys any voting rights in such Voting Securities to any person, (ii) it is required to be or capable of being settled, in whole or in part, in Voting Securities or (iii) any person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.
(l) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

12.    Mandatory Injunctive Relief; Fees.
(a)    Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to seek an injunction or other equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.
(b)    If a Party institutes any legal suit, action or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud and statutory claims, the prevailing Party in the suit, action or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.
13.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. In such circumstance, each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction that effects as closely as possible the original intent of the provision held invalid, void or unenforceable by a court of competent jurisdiction.
14.     Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon confirmation of receipt, when sent by e-mail (provided that such confirmation is not automatically generated) or (c) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:
If to the Company:
Resources Connection, Inc.
15950 North Dallas Parkway, Suite 330
Dallas, TX 75248
Attention: Kate W. Duchene
Email: asklegal@rgp.com

With copies (which shall not constitute notice) to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention:     Bradley L. Finkelstein
Shelley Heyduk
Email: bfinkelstein@omm.com
     sheyduk@omm.com

If to the Circumference Group:
Circumference Group
One Information Way, Suite 405
Little Rock, AR 72202
Attention:     Jeffrey H. Fox
John Lammers
Holly Larkin
Email: jeff@circumferencegroup.com
john.lammers@circumferencegroup.com
holly.larkin@circumferencegroup.com

With copies (which shall not constitute notice) to:
White and Case LLP
    1221 Avenue of the Americas
    New York, New York 10020-1095
    Attention :    Richard Brand
            Kiran Kadekar
    Email:    richard.brand@whitecase.com
        kiran.kadekar@whitecase.com
15.    Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Circumference Group in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
16.    Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
17.    No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.
18    Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.
19.    Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.
20.    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.
21.    Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (a) the word “including” (in its various forms) means “including, without limitation,” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “or” is not exclusive.
22.    Limitation on Liability. Notwithstanding anything to the contrary in this Agreement (including Section 2(a)), Fox shall not have any liability under or in connection with this Agreement for any act or omission of any other member of the Circumference Group or any of their respective Affiliates or Associates (or any of respective Representatives), other than himself.
[Signature page(s) follows]

    IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

COMPANY

RESOURCES CONNECTION, INC.

By:     /s/ Kate W. Duchene
Name: Kate W. Duchene
Title: President and Chief Executive Officer

    IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

CIRCUMFERENCE GROUP

CIRCUMFERENCE GROUP HOLDINGS LLC

By:     /s/ Holly Larkin
Name: Holly Larkin
Title: Chief Operating Officer

    IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

CIRCUMFERENCE GROUP LLC

By:     /s/ Holly Larkin
Name: Holly Larkin
Title: Chief Operating Officer

    IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

CG CORE VALUE GP LLC
by: Circumference Group Holdings LLC, as managing member

By:     /s/ Holly Larkin
Name: Holly Larkin
Title: Chief Operating Officer

    IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

CG CORE VALUE FUND LP
by: Circumference Core Value GP LLC, as general partner
by: Circumference Group Holdings LLC, as managing member

By:     /s/ Holly Larkin
Name: Holly Larkin
Title: Chief Operating Officer

    IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

JEFFREY H. FOX

/s/ Jeffrey H. Fox

EXHIBIT A
Circumference Group
1.CIRCUMFERENCE GROUP HOLDINGS LLC
2.CIRCUMFERENCE GROUP LLC
3.CG CORE VALUE GP LLC
4.CG CORE VALUE FUND LP
5.JEFFREY H. FOX

EXHIBIT B
Press Release